UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2014

AMN HEALTHCARE SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

001-16753	06-1500476
(Commission File Number)	(I.R.S. Employer Identification No.)

12400 High Bluff Drive; Suite 100

San Diego, California 92130

(Address of principal executive offices)

Registrant’s telephone number, including area code: (866) 871-8519

NOT APPLICABLE

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 30, 2014, AMN Healthcare, Inc. (“AMN Healthcare”), an operating subsidiary of AMN Healthcare Services, Inc. (the “Company”), entered into a third amendment (the “Third Amendment”) to its office lease (as amended to date, the “Lease”) with Kilroy Realty, L.P. for its corporate office location at 12400 High Bluff Drive, San Diego, CA 92130. Under the Lease, AMN Healthcare leases approximately 175,672 square feet of space. The Third Amendment extends the lease term nine additional years from the Lease’s original termination date of August 1, 2018 through July 31, 2027 (the “Extended Lease Term”). Under the Third Amendment, the parties reduced the rent payable for the period from January 1, 2015 through July 31, 2018 and obtained a refurbishment allowance. Commencing January 1, 2015, the monthly rental rate will be approximately $3.70 per square foot and will increase annually by 3.5% through the end of the Extended Lease Term.

Subject to any applicable customary terms and conditions, the Third Amendment also (1) provides two options to extend the Extended Lease Term, (2) beginning on January 1, 2016, grants AMN Healthcare a right of first refusal for all or a portion of approximately 33,289 additional square feet of space within the subject building, (3) reduces (commencing on June 30, 2014) the required letter of credit security deposit to $2,000,000, and (4) effective January 1, 2015, eliminates the additional cash security deposit requirement.

The foregoing description of the Third Amendment is qualified in its entirety by reference to the full text of the Third Amendment, which the Company intends to file within the time period prescribed by the SEC rules and regulations.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMN HEALTHCARE SERVICES, INC.

Date: July 3, 2014	By:	/s/ Brian M. Scott
Brian M. Scott
Chief Financial Officer and Treasurer